Exhibit 10.8

AGILENT TECHNOLOGIES, INC.

1999 Stock Plan

Stock Award Agreement (“Award Agreement”)

Under

The Long-Term Performance Program

For Awards Granted to Employees in France

Section 1.              Grant of Stock Award.  This Stock Award Agreement, dated as of the date of grant indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), is entered into between Agilent Technologies, Inc. (the “Company”), and you as an individual who has been granted Restricted Stock Units (the “Awardee”) pursuant to the Agilent Technologies, Inc. 1999 Stock Plan (the “Plan”).  This Stock Award represents the right to receive the number of shares of the Company’s $0.01 par value voting common stock indicated in the Awardee’s External Administrator account, subject to the fulfillment of the conditions set forth below and pursuant to and subject to the terms and conditions set forth in the Agilent Technologies, Inc. 1999 Stock Plan (the “Plan”), the Agilent Technologies, Inc. 1999 Stock Plan for Awards Granted to Employees in France (the “French RSU Plan”), the Long-Term Performance Program (the “LTPP”) and the administrative rules thereunder.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan, the French RSU Plan or the LTPP, as applicable.

This Stock Award is intended to be a grant of French qualified shares which qualifies for favorable tax and social security contributions treatment in France under Section L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended.

Section 2.              Performance Period.  This Stock Award shall vest upon the achievement of Objective Business Criteria as set forth under the LTPP over a period of three years from the date stated in Section 1 above.  In no event shall any portion of this Stock Award vest prior to the second anniversary of the date of grant provided in Section 1 above.

Section 3.              Objective Business Criteria.  This Stock Award shall not vest and no shares of Common Stock will be issued to the Awardee until the Committee has certified in writing that the Objective Business Criteria set forth under the LTPP have been achieved or exceeded.

Section 4.              Acceptance of Grant.  The Awardee may accept this Stock Award (within 30 days of the date stated in Section 1 above) by signing and delivering this Award Agreement to the stock plan administrator.

Section 5.              Nontransferability of Stock Award.  This Stock Award shall not be transferable by Awardee otherwise than by will or by the laws of descent and distribution.  The terms of this Stock Award shall be binding on the executors, administrators, heirs and successors of Awardee.

Section 6.              Termination of Employment or Service.

(a)           An Awardee who, whether voluntarily or involuntarily, terminates from the Company or otherwise ceases to be employed in a participating position at any time during a Performance Period, shall not be eligible to receive a payout under the Stock Award except as set forth in this Section 6.  Except as provided in this Section 6, in order to receive payment of the Stock Award upon vesting, the Awardee must be listed on the payroll of the Company or an Affiliate on the date when the Stock Award is paid out.

Except as the Committee may otherwise determine, termination of Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate.

(b)           Notwithstanding any provision in the Plan to the contrary, in the event of your death while employed by the Company or its French Subsidiary, on the date of death, your Stock Award shall become fully vested and transferable to your heirs.  Your heirs may request issuance of the underlying shares within six months of your death.  If your heirs do not request the issuance of the underlying shares within six months of your death, the Stock Award will be forfeited.

(c)           An Awardee who terminates employment as a result of becoming totally and permanently disabled during a Performance Period shall be eligible to have the Stock Award paid to either (i) him or her or (ii) his or her legally appointed guardian, at the end of the Performance Period, a payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such termination of employment occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the Award determined under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such termination of employment, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Period that commenced November 1, 2003 only, the amount of the payout will be paid within 180 days of the date of termination and will be prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of termination over the full Performance Period and will be based on the amount of the Target Award.

(d)           Unless otherwise required under local law, an Awardee who retires (in accordance with the Company’s then current retirement policy) during a Performance Period shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such retirement occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such retirement, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Period that commenced November 1, 2003 only, the payout, if any, will be prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of retirement over the full Performance Period.

(e)           An Awardee who is demoted from eligibility and accordingly ceases to be employed in a participating position at any time during a Performance Period shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such demotion occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such demotion, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Periods that commenced November 1, 2003 and November 1, 2004 only, the payout, if any, will be prorated on the basis of the percentage of time from the commencement of the Performance Period to the date of demotion over the full Performance Period.

(f)            An Awardee who terminates employment at any time during a Performance Period under a Workforce Management Program of the Company or its Subsidiary shall, at the end of the Performance Period, be entitled to receive his or her Long-term Performance Program payout based on the full amount of the specified percentage of the Target Award determined by the Committee under Section 3 for the full Performance Period; except that, with respect to any Performance Period in which such termination of employment occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  under Section 3 for the full Performance Period times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such termination of employment, and the denominator of which is the number of days in the 12-month period.  With respect to the Performance Periods that commenced November 1, 2003 and November 1, 2004 only, an Awardee who ceases to employed under a Workforce Management Program of the Company or its Subsidiary at any time during a Performance Period, shall not be eligible to receive a payout with respect to such Performance Periods.

(g)           In the event of a Change In Control of the Company (as defined in Section 15(c) of the 1999 Stock Plan or any successor), an Awardee shall, at the earlier of the end of the Performance Period or the termination date of the Program, be guaranteed to receive a Long-term Performance Program payout that is equivalent to the greater of the Target Award or the accrued amount of the payout (i.e., the amount accrued as the expected liability for this Program by the Company’s corporate finance department); except that, with respect to any Performance Period in which such Change in Control occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  herein times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such Change in Control, and the denominator of which is the number of days in the 12-month period.  If the payment occurs prior to the second anniversary of the date of grant provided in Section 1 above, the Stock Award will be disqualified and will no longer benefit from the favorable tax and social security treatment in France.

Section 7.              Restrictions on Sale of Shares.  The Company shall not be obligated to issue any shares of Common Stock pursuant to this Stock Award unless the shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.  Awardee may not sell or transfer the shares issued pursuant to the Stock Award prior to the second anniversary of each vesting date or such other period as is required to comply with the minimum mandatory holding period applicable to shares underlying French-qualified awards under Section L. 225-197-1 of the French Commercial Code, the French Tax Code or the French Social Security Code, as amended.    Notwithstanding the above, the Awardee’s heirs, in case of the Awardee’s death, or the Awardee in case of the Awardee’s Disability (as defined under the French RSU Plan), are not subject to this restriction on the sale of shares.

Nevertheless, if Awardee qualifies as a corporate officer under French law (“mandataire social”) on the Grant Date,  Awardee must hold 20% of the shares issued to him or her upon vesting of the Stock Awards in a nominative account until the termination of the Awardee’s function as a corporate officer.

In addition, the underlying shares cannot be sold during certain “Closed Periods” as provided for by Section L. 225-197-1 of the French Commercial Code, as amended, so long as those Closed Periods are applicable to shares underlying French-qualified awards, as interpreted by the French administrative guideline, to the extent applicable.

Section 8.              Responsibility for Taxes.  Regardless of any action the Company or Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by Awardee is and remains Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Award, including the grant and vesting of the Stock Award, the subsequent sale of shares of Common Stock acquired pursuant to the Stock Award and the receipt of any dividends or other distributions, if any; and (2) do not commit to structure the terms of the grant or any aspect of the Stock Award to reduce or eliminate Awardee’s liability for Tax-Related Items.

Awardee authorizes the Company and/or the Employer to, in the sole discretion of the Company and/or the Employer, withhold all applicable Tax-Related Items legally payable by Awardee from Awardee’s wages or other cash compensation paid to Awardee by the Company and/or the Employer, within legal limits, or from proceeds of the sale of shares of Common Stock.  Awardee acknowledges and agrees that should the amount of withholding for Tax-Related Items be in excess of the actual tax due, the Company and/or the Employer will refund the excess amount to him or her as soon as administratively practicable and without any interest.  Awardee shall pay, by means of cash, check or credit transfer, to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Awardee’s participation in the Plan or Awardee’s acquisition of shares of Common Stock that cannot be satisfied by the means previously described.  The Company may refuse to deliver the shares of Common Stock if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items as described in this section.

Section 9.              Adjustment.  The number of shares of Common Stock subject to this Stock Award and the price per share, if any, of such shares may be adjusted by the Company from time to time pursuant to the Plan.  If those adjustments are not in compliance with the laws applicable to French qualified stock awards, the Stock Awards may be disqualified and may no longer benefit from the favorable tax and social security treatment in France.

Section 10.            Nature of the Award.  By accepting this Stock Award, Awardee acknowledges that:

(1)           the Plan, the French RSU Plan and the LTPP are established voluntarily by the Company, they are discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan, the French RSU Plan, the LTPP and this Award Agreement;

(2)           the grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Award, or benefits in lieu of Stock Awards, even if Stock Awards have been granted repeatedly in the past;

(3)           all decisions with respect to future Stock Award grants, if any, will be at the sole discretion of the Company;

(4)           participation in the Plan, the French RSU Plan and the LTPP shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment relationship at any time;

(5)           participating in the Plan, the French RSU Plan and the LTPP is voluntary;

(6)           the Stock Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Awardee’s employment contract, if any;

(7)           the Stock Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;

(8)           in the event Awardee is not an employee of the Company, the Stock Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Stock Award will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(9)           the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(10)         if Awardee accepts the Stock Award and obtains shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value;

(11)         in consideration of the grant of the Stock Award, no claim or entitlement to compensation or damages shall arise from termination of the Stock Award or diminution in value of the Stock Award or shares of Common Stock acquired under the Stock Award resulting from termination of Awardee’s employment by the Company or the Employer and Awardee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, Awardee shall be deemed irrevocably to have waived Awardee’s entitlement to pursue such claim; and

(12)         the Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Awardee’s local employer is not a party to this Award Agreement.

Section 11.            Data Privacy.  The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company and Employer as necessary for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan, the French RSU Plan and the LTPP.

Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan, the French RSU Plan and the LTPP (“Data”).  Awardee hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Awardee’s country or elsewhere (such as outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than Awardee’s country.  All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines.  Awardee hereby understands that Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting Awardee’s local human resources representative.  Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, the French RSU Plan and the LTPP, including any requisite transfer of such Data as may be required to a broker or other third party with whom Awardee may elect to deposit any Common Stock acquired upon vesting of the Stock Award.  Awardee hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Awardee’s participation in the Plan, the French RSU Plan and the LTPP.

Awardee hereby understands that Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.  Awardee hereby understands, however, that refusing or withdrawing the Awardee’s consent may affect the Awardee’s ability to participate in the Plan, the French RSU Plan and the LTPP.  For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her human resources representative responsible for Awardee’s country at the local or regional level.

Section 12.            No Rights Until Issuance.  Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Stock Award until the date that shares of Common Stock are issued to the Awardee.

Section 13.            Governing Law.  This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws as provided in the Plan.

Section 14.            Amendment.  This Stock Award may be amended as provided in the Plan, the French RSU Plan and the LTPP.

Section 15.            Language.  If the Awardee has received this or any other document related to the Plan, the French RSU Plan or the LTPP translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 16.            Electronic Delivery.  the Company may, in its sole discretion, decide to deliver any documents related to the Stock Award granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Section 17.            Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 18.            Entire Agreement.  The Plan is incorporated herein by reference.  The Plan, the French RSU Plan, the LTPP and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.

AGILENT TECHNOLOGIES, INC.

[Name]
[Title]

Accepted and agreed as to the foregoing:

AWARDEE

Name

Date